EXHIBIT 10.31.1

PRIVATE & CONFIDENTIAL

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

Dated 27 January 2009

NCR LIMITED

AND

MALCOLM COLLINS

COMPROMISE AGREEMENT

Contents

	Clause	Page
1	Definition	1
2	Termination of employment and period ending on the Termination Date	1
3	Payment in connection with the Termination of Employment and Other Benefits	2
4	Tax indemnity	2
5	Secrecy/announcements	3
6	Confidentiality and restrictions	3
7	Company property	4
8	Expenses	5
9	Legal	5
10	Full and final settlement	5
11	Compromise agreement	6
12	Interpretation	7
13	Whole and binding agreement	7
14	Counterparts	8
15	Choice of law	8
SCH A	(Post employment restrictions)	9
SCH B	(Adviser’s Certificate)	11

This Agreement is dated 27 January 2009

Between

(1)	NCR Limited whose registered office is at 206 Marylebone Road, London NW1 6LY (the Company); and

(2)	Malcolm Collins (the Executive).

Whereas

(A)	The Executive has been employed by the Company pursuant to an offer letter dated 26 January 2006 as signed and accepted by him as subsequently amended (the Contract).

(B)	The Executive and the Company have agreed terms of settlement upon which the Executive’s employment with the Company will terminate.

(C)	The Company is entering into this Agreement without admission of liability for itself and as agent for all its Associated Companies and is duly authorised in that behalf.

It is agreed

1	Definition

In this Agreement:

1.1	Associated Company means an associated company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of the Company including without limitation NCR.

1.2	NCR means NCR, the Company headquartered at 1700 S. Patterson Blvd., Dayton, Ohio, 45479, USA.

1.3	Group means the Company and the Associated Companies of the Company, and the expression “Group Company” shall be construed accordingly.

2	Termination of employment and period ending on the Termination Date

2.1	The Executive’s employment with the Company will terminate on 28 February 2009 (the Termination Date). The Executive will be paid the Executive’s accrued salary less statutory deductions for income tax and national insurance and will be provided with any contractual benefits, other than perquisites provided under NCR’s or the Company’s executive medical and financial planning programs, for the period up to and including the Termination Date. The Executive will not be eligible for any payment, pro-rated or otherwise, under NCR’s Management Incentive Plan relating to fiscal year 2009. For avoidance of doubt, the payment made pursuant to clause 3.1 will satisfy the Company’s obligations under this paragraph with respect to salary for the period from 1 February 2009 to the Termination Date.

2.2	The Executive shall in the period ending on 1 February 2009 perform his normal duties as reasonably required by the Chief Executive Officer of NCR.

2.3

The Executive shall in the period following 1 February 2009 and ending on March 31, 2009 (the Transition Duties Period) perform transition duties as reasonably requested by NCR’s Chief Executive Officer which may include duties such as, but not limited to:

communicating with and providing assurances to the Group’s key current and potential customers, in a manner that has a positive reflection on the Group, regarding the Executive’s transition and the Executive’s continuing faith in the Group’s products, services and business strategy; consulting with the Chief Executive Officer and other key employees of the Group on relationships with the Company’s key current and potential customers; and consulting with the Chief Executive Officer and other key employees of the Group on general business matters.

3	Payment in connection with the termination of employment and other benefits

3.1	The Company will, within 10 days of the Termination Date, pay to the Executive £123,133, which payment represents three months base salary and an amount equivalent to the three months of the Executive’s 2009 target bonus under the NCR Management Incentive Plan, in lieu of the three-month notice, which begins as of 1 February 2009, required under the Contract.

3.2	The Company will, within 28 days of the Termination Date, pay to the Executive an amount equal to the sum of (i) £169,675 as compensation for loss of employment (the Employment Loss Payment), and (ii) £173,762, which represents the amount the Executive would have earned in 2008 based on actual performance of NCR under the “Management Incentive Objectives” set for the Executive in 2008 by NCR’s Compensation and Human Resource Committee under NCR’s Management Incentive Plan (the 2008 Bonus, and, together with the Employment Loss Payment, the Termination Payments), less required deductions in respect of income tax and national insurance contributions. The 2008 Bonus will be paid by the Company as part of a negotiated settlement pursuant to this Agreement, rather than directly under the NCR Management Incentive Plan.

3.3	It is the Company’s understanding (although the Company gives no warranty to this effect) that the Employment Loss Payment is paid under sections 401 and 403 Income Tax (Earnings and Pensions) Act 2003 and that the first £30,000 of this sum can be paid without a requirement for the Company to deduct income tax and/or national insurance contributions. The balance (and the 2008 Bonus if payable) will be paid after the Company has deducted tax at the basic rate following the issue of the Executive’s P45.

3.4	For equity purposes, the Executive will be deemed to have resigned as of 28 February 2009, and the Executive’s equity will vest, if at all, based on the terms of the applicable equity award agreements and the NCR 2006 Stock Incentive Plan.

3.5	The Company will provide private medical insurance benefits to the Executive and his dependents covered under the Executive’s health insurance plan at the time this Agreement is executed on the same or substantially similar terms as it provides to its then-current UK employees until the earlier of (i) the date that the Executive becomes eligible to receive private medical insurance benefits through another employer and (ii) the first anniversary of the Termination Date. For avoidance of doubt, perquisites provided under NCR’s or the Company’s executive medical program will not be provided to the Executive following the Termination Date.

4	Tax indemnity

The Executive undertakes that if the Company or any of its Associated Companies is called upon to account to HM Revenue and Customs or any other relevant tax authority wherever located in the world for any further income tax, employee national insurance contributions, interest and/or penalties (or their equivalent in such other relevant country) thereon arising in respect of the payments made under this Agreement other than the amount of tax deducted in accordance with clause 3 above, (such further income tax, employee national insurance contributions, interest and/or penalties (or their equivalent in any other relevant country) referred to in this Agreement as the excess tax), and if (after the Executive has first been given a reasonable opportunity, at his own expense, to correspond with H M Revenue & Customs or such other relevant tax authority) the Company or any other company pays the excess tax to HM Revenue and Customs or such other relevant tax authority, the Executive will, at the written request of such company, immediately pay to such company an amount equal to the excess tax.

5	Secrecy/announcements

5.1	The Executive and the Company agree to keep the terms of and the circumstances surrounding the conclusion of this Agreement strictly confidential and agree not to disclose, communicate or otherwise make public the same to anyone, save in the case of the Executive and the Company, to professional advisers, benefits agencies and the relevant tax authorities, and save, in the case of the Executive only, to his spouse/partner (provided he imposes on such person equivalent obligations of confidentiality as apply to him under this Agreement) or for the enforcement of the terms of this Agreement and otherwise as may be required to be disclosed by law, including, but not limited to, any disclosure requirements under the United States securities laws, rules and regulations.

5.2	The Executive shall not make any statements oral or written touching upon or concerning the Executive’s relationship with the Company, any Associated Company and/or any employee or director of or consultant to the company or any Associated Company which are critical, adverse, negative or derogatory or which might be detrimental to the interests of the Company and/or any Associated Company and/or its or their clients, customers, employees, consultants, directors and/or officers.

5.3	In consideration of the Executive’s obligations pursuant to this clause 5, the Company shall pay to the Executive, at the same time as the Termination Payments, the sum of £100 less required deductions in respect of income tax and national insurance contributions.

6	Confidentiality and restrictions

6.1	In consideration of the Company paying the Executive £30,000 subject to deduction of tax and national insurance therefrom, such sum to be paid within 28 days of the Termination Date, the Executive undertakes and agrees as set out in this clause 6 and in Schedule A of this Agreement.

6.2	The Executive will not at any time (without limit in time) except in compliance with a court order:

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for the Executive’s own purpose or for any other purpose other than those of the Company or any Associated Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any Confidential Information.

In this clause, Confidential Information means information relating to the business, products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, clients or customers, including in particular (by way of example only and without limitation):

•	terms of business with suppliers and prices charged;

•	specific contact details and terms of business with customers, their requirements and prices charged;

•	business plans, strategies (including pricing strategies) marketing plans and sales forecasts;

•

confidential management and financial information, results and forecasts (including draft, provisional and final figures), including dividend information, turnover and stock levels, profits and profit margins, save to the extent that these are included in published audited accounts;

•	any confidential proposals relating to the acquisition or disposal of any part or the whole of a company or business or to any proposed expansion or contraction of activities;

•	confidential details of employees, consultants and officers and of the remuneration, fees and other benefits paid to them;

•	information relating to research activities, inventions, secret processes, designs, formulae and product lines;

•

any information which is treated as confidential or which the Executive is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

6.3	Nothing in this Clause 6 or Schedule A shall prevent the Executive from holding securities in a company listed on a Recognised Stock Exchange where his holding does not exceed five percent of the class of securities concerned.

6.4	If the Executive breaches the terms of Clause 6.2 or Schedule A, the Executive shall forthwith upon such breach and without prejudice to any rights or claims that the Company may have for injunction or other relief, damages or other remedy arising from such breach, repay to the Company an amount equivalent to the Employment Loss Payment, including the amount of any deductions in respect of income tax and national insurance contributions paid by the Company and the Company shall accept such repayment in partial discharge of liability for damages.

7	Company property

The Executive undertakes to return to Keith Hunter, Human Resources Director – EMEA, no later than the Termination Date, unless otherwise approved by NCR’s Senior Vice President, Human Resources, all property and equipment, including, without limitation, computer disks, tapes, Company credit cards, security passes, keys, mobile telephones, laptops or other computer equipment, records, correspondence, documents, files and other information (whether originals, copies or extracts and howsoever stored) belonging to the Company or any of its Associated Companies and the Employee warrants and confirms by the Executive’s signature to this Agreement that (as appropriate) the Executive has not retained and will not retain any copies (whether paper copies or copies stored on software storage media).

8	Expenses

The Executive will submit the Executive’s final expenses claim to the Company within 7 days of the Termination Date and all expenses reasonably incurred by the Executive in connection with the Executive’s employment by the Company up to and including the Termination Date will (subject to proof of expenditure) be reimbursed in the normal way.

9	Legal fees

The Company will pay, following receipt of an appropriate VAT invoice addressed to the Executive and expressed to be payable by the Company, the Employee’s reasonable legal costs incurred in connection with obtaining advice on this Agreement (up to a maximum of £2,500 plus VAT).

10	Full and final settlement

10.1	The terms of this Agreement are without admission of liability on the part of the Company and in full and final settlement of all claims (if any), whether contractual, statutory or otherwise, whether contemplated or not, and whether in existence at the date of this Agreement or not, which the Executive has or may have against the Company or any of its Associated Companies or their respective shareholders, officers, employees and/or consultants arising out of or in connection with the Executive’s employment and/or the termination of that employment and/or office holding, including but not limited to the Employee’s following claims under English and/or European Union Law:

(a)	notice pay and/or any payment for holiday;

(b)	unfair dismissal;

(c)	wrongful dismissal;

(d)	breach of contract;

(e)	unlawful deduction from wages;

(f)	any claim relating to working time or statutory annual leave under the Working Time Regulations 1998;

(g)	equal pay;

(h)	any form of sex discrimination;

(i)	statutory harassment;

(j)	any form of age discrimination;

(k)	any form of disability discrimination;

(l)	any claim relating to a request for flexible working whether in relation to the decision or procedure;

(m)	any form of race or national origin discrimination ;

(n)	any form of discrimination on grounds of religion or belief or sexual orientation;

(o)	physical and/or psychiatric illness relating to any act of discrimination on grounds of sex, race, national origin, disability, sexual orientation, age and/or religion or belief; and

(p)	stress and/or any claim relating to depression.

10.2	This Agreement does not affect the Executive’s accrued rights arising out of the Executive’s membership of the Company’s pension scheme and any latent free standing personal injury claim not excluded above. The Executive warrants that the Executive is not aware of any circumstances which would give rise to any claim under the Company’s pension scheme or any personal injury claim and that there is no such claim pending at the date of this Agreement.

10.3	For the avoidance of doubt, the full and final settlement under this Section 10 includes all claims (if any), whether contractual, statutory or otherwise, whether contemplated or not, and whether in existence at the date of this Agreement or not, which the Executive has or may have against NCR under the laws, rules and regulations of the United States.

11	Compromise agreement

11.1	The Executive represents and warrants that the Executive:

(a)	has received independent legal advice from a relevant independent adviser (as defined by section 203 Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular its effect on the Executive’s ability to pursue the Executive’s rights before an employment tribunal. The name of the relevant independent adviser who has so advised the Employee is Peter Jordan, Tucker Turner Kingsley Wood & Co.;

(b)	is advised by the relevant independent adviser that there is, and was at the time the Executive received the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of that advice;

(c)	has instructed the Executive’s adviser to advise as to whether the Executive has or may have any claims, including statutory claims, against the Company or any of its Associated Companies arising out of or in connection with the Executive’s employment or its termination;

(d)	has provided the Executive’s adviser with all available information which the Executive’s adviser requires or may require in order to advise whether the Executive has any such claims;

(e)	is advised by the Executive’s adviser that on the basis of the information available to the Executive’s adviser:

(i)	the Executive’s only claims or particular complaints against the Company or any of its Associated Companies, whether statutory or otherwise, are those listed in clause 10 of this Agreement; and

(ii)	the Executive has no other claim against the Company or any of its Associated Companies whether statutory or otherwise;

(f)	has not issued proceedings before the employment tribunals, High Court or County Court in respect of any claim in connection with the Executive’s employment, or its termination;

(g)	has not at the date on which the Executive signs this Agreement either accepted any offer of employment or engagement or started other work (whether as an employee, independent contractor or in any other capacity) or been offered (whether orally or in writing) such work to start at any time after that date or been given any indication that an offer of such work will be forthcoming; and

(h)	is not aware of any matters relating to the Executive’s employment which if disclosed to the Company would or might reasonably affect the decision of the Company to make payment under this Agreement.

11.2	The Executive acknowledges that the Company is entering into this Agreement in specific reliance on the representations and warranties in clause 11.1 and that, without prejudice to any other remedy the Company may have, the Company shall be entitled to require the immediate repayment of the Employment Loss Payment should any of those representations, warranties or undertakings be breached, including, without limitation, if the Executive raises a grievance against the Company or Associated Company at any time after the date of this Agreement whether through the Company’s internal grievance procedure or otherwise, and whether the grievance relates to acts or omissions occurring before or after the date of this Agreement.

11.3	The Company and the Executive agree and acknowledge that the conditions regulating compromise agreements contained in sub-section 203(3) Employment Rights Act 1996, sub-section 77(4A) Sex Discrimination Act 1975, sub-section 72(4A) Race Relations Act 1976, regulation 35(3) of the Working Time Regulations 1998, schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, schedule 4 of the Employment Equality (sexual orientation) Regulations, 1993 and Schedule 3A Disability Discrimination Act, 1995 are intended to be and have been satisfied.

11.4	Any Associated Company and any person being a director, officer, agent or employee of the Company or any Associated Company at the date hereof may enforce any of the terms of this Agreement in such person’s own right and the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement in this respect.

12	Interpretation

The headings to clauses are for convenience only and have no legal effect.

13	Whole and binding agreement

This Agreement sets out the entire compromise between the parties. Upon receipt by the Company of the executed Agreement, notwithstanding that it is headed “without prejudice and subject to contract” it will be treated as binding on the parties.

14	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

15	Choice of law

This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the jurisdiction of the English courts. This Agreement may, however, be enforced by the Company in any court of competent jurisdiction.

Signed	/s/ Andrea Ledford	1/27/09
For and on behalf of NCR Limited and the Associated Companies

Signed	/s/ Malcolm Collins	Tuesday, 27th Jan. 2009
Malcolm Collins

SCHEDULE A

Post Termination Restrictions

1.	For the purposes of this Schedule the following expressions have the following respective meanings:

1.1.1	“Associated Company”, “Company”, “Group”, “Group Company” and “NCR” have the meanings assigned to them in the Compromise Agreement.

1.1.2	“Competing Organisation” means the following companies and their Associated Companies (being any associated company within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of the following Companies:

AirInc.	Hyosung	NRT
Aurillion	IBM	Radiant
CoinStar/RedBox	IER	Retalix
Diebold	KAL (Korala Associates)	Schades-Heipa
EPIC	Kiosk (KIS)	SITA
Fujitsu	Micros	Talaris
Getronics	Nashua	Tolt
Hewlett Packard	NetKey	Wincor

1.1.3	“Prior Period” means the period of one year immediately preceding the Termination Date.

1.1.4	“Restricted Capacity” means a capacity in which the Executive performs or would perform services and/or discharge duties which are the same or similar to any duties and/or services provided by the Executive to the Group during his employment with the Company.

1.1.5	“Termination Date” means 28 February 2009.

1.2	The Executive shall not, without the prior written consent of the Chief Executive Officer of NCR, during the period of one year immediately following the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation, and whether directly or indirectly in competition with any of the business of the Company or any Associated Company carried on at the Termination Date and in which business the Executive was materially engaged during the Prior Period:

(a)	solicit the custom of or otherwise deal with any person, firm or corporation who or which at any time during the Prior Period was a customer or client of the Company or any Associated Company and with whom or which the Executive dealt or of whom the Executive gained knowledge during the Prior Period; and/or

(b)	solicit the services of or otherwise deal with any person, firm or corporation which at any time during the Prior Period was a supplier, agent or distributor of the Company or any Associated Company and with whom or which the Executive dealt or of whom or which the Executive gained knowledge during the Prior Period.

1.3	The Executive recognises the Company’s legitimate interest in maintaining a stable, balanced and trained workforce and he undertakes and agrees that he shall not, without the prior written consent of Chief Executive Officer of NCR during the period of one year immediately following the Termination Date, whether alone or jointly as principal, partner, agent, director, employee or consultant of any other person, firm or corporation and whether directly or indirectly entice or endeavour to entice away from any Group Company or employ or engage any employee of or contractor to any Group Company who (i) immediately prior to the Termination Date, reported to the Executive or reported to an employee of any Group Company who reported to the Executive or (ii) was in regular direct contact with the Executive during the Prior Period or (iii) any sales, marketing, development or managerial employees employed at grade 9 (or its equivalent grades around the world) or above.

1.4	The Executive has been employed in one of the most senior roles in the Group and as such he acknowledges and agrees that he could cause significant harm to the Group’s legitimate business interests if he were to work for and/or be involved with competitors of the Group. The Executive undertakes and agrees that he will not for the period of one year immediately following the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation and whether directly or indirectly, be engaged in a Restricted Capacity by a Competing Organisation.

1.5	The Executive understands and acknowledges that his position within the Company gives him access to and the benefit of confidential information vital to the continued success of the Company and any Associated Company and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees and directors and those of any Associated Company in or with which the Executive is or has been engaged or in contact and the Executive hereby acknowledges and confirms that the provisions appearing above are reasonable in their application to him and necessary but no more than sufficient to protect the legitimate business interests of the Group.

1.6	In the event that any restriction contained in this Schedule shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modification as may be necessary to make it valid and effective.

1.7	The Executive acknowledges and agrees that if he breaches the provisions of this Schedule A or the provisions of clause 6 (confidentiality) of the attached Compromise Agreement, the Group may well sustain significant injury and harm and that in addition to any other remedies, the Group may bring an action or actions against him for injunction, temporary restraining order, or other relief and that the Group may do so without prejudice to any claim that any Group Company may have for damages.

SCHEDULE B

ADVISER’S CERTIFICATE

I, Peter Jordan, Tucker Turner Kingsley Wood & Co., confirm that I have given independent legal advice to Malcolm Collins (the Executive) as to the terms and effect of the above Agreement and in particular its effect on his ability to pursue his rights before an employment tribunal.

I confirm that I am a relevant independent adviser (as defined by section 203 Employment Rights Act 1996) and that there is and was at the time I gave the advice referred to above in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of any loss arising in consequence of that advice.

I also confirm that, having been instructed to advise the Executive as to whether he has or may have any claims, including statutory claims, against the Company or any of its Associated Companies arising out of or in connection with his employment or its termination, the Executive’s only claims or particular complaints against the Company or any of its Associated Companies, whether statutory or otherwise, are those listed in clause 10 (Full and final settlement) of the above Agreement.

Signed	/s/ Malcolm Collins